Exhibit 99.1

     Southwest Community Bancorp Sells Item Processing Subsidiary

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 7, 2005--Southwest Community Bancorp (OTCBB:SWCB) today announced it has entered into an asset purchase agreement under which it has sold substantially all of the assets of its wholly owned subsidiary Financial Data Solutions, Inc. (FDSI) to Open Solutions Inc. (NASDAQ:OPEN), for approximately $9 million in cash.
    After adjusting for transaction costs and taxes, Southwest will recognize a gain of $1.8 million, or approximately $0.41 per diluted share in the current quarter. Under the terms of the agreement, an escrow has been established relating to certain contingencies. Depending on the timing and the dollar amounts released to Southwest from the escrow account, an additional net gain of $0.7 million, or approximately $0.16 per diluted share may be realized in subsequent periods.
    Southwest CEO, Frank J. Mercardante, commenting on the success of FDSI and the sale, said: "Our original vision in forming FDSI was to create a state-of-the-art, image item processing company that was best-of-breed both in technological capability and client satisfaction. The number of clients we have assembled, from start-up de novo banks to multibillion-dollar financial institutions, is a testament to the fact that we have indeed achieved our vision. FDSI is the recognized leading independent provider of these services in the state of California. This transaction represents an excellent opportunity for our shareholders to realize the significant value we have created in this investment over the last seven years. The transaction will also be of benefit to our growing client base as both companies share a common dedication to providing quality customer service and business solutions. FDSI's staff, client support and product development will benefit from the additional resources that Open Solutions can provide as a larger, well established technology and service focused company."
    Under the terms of the agreement, FDSI will become part of Open Solutions' Item Processing Systems business unit reporting into the company's Strategic Solutions Group, and will continue to be led by industry veteran Fred Mirzaian, FDSI's current president/chief operating officer. Fred has more than 15 years of experience serving the item processing needs of the financial services industry. He and his current team of professionals will be working closely with Open Solutions to oversee integration planning and ongoing operations.
    Southwest Community Bancorp is the parent company for Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California.
    Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our Web site at www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.

    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620